n e w s r e l e a s e
Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Lisa Stoner
Investor Relations
Humana Inc.
502-580-2652
lstamper@humana.com

or

Mark Taylor
Corporate Communications
Humana Inc.
317-753-0345
mtaylor108@humana.com

Humana Elects Gordon Smith to Board of Directors

LOUISVILLE, Ky. — Oct. 23, 2024 — Humana Inc. (NYSE: HUM) announced today that Gordon Smith has been elected as a member of the Company’s Board of Directors.

Smith serves as an Operating Advisor of Clayton, Dubilier & Rice LLC (CD&R) Funds, a leading private investment firm. He was previously Co-President and Co-Chief Operating Officer of JPMorgan Chase & Co. (JPMorgan), where he was a member of the firm’s Operating Committee and helped oversee all aspects of the company’s business and operations from 2018 until his retirement in January of 2022. His career at JPMorgan began in 2007 and spanned 15 years, during which he also served as Chief Executive Officer of Consumer and Community Banking from 2012 to 2021. Prior to JPMorgan, Smith spent more than 25 years at American Express, where he led and managed several businesses including the Global Commercial Card Business.

“We are excited to welcome Gordon to the Humana Board. He is an extremely accomplished executive with deep experience leading complex, highly regulated organizations in driving better, faster and more efficient consumer businesses,” said Humana Chairman of the Board Kurt J. Hilzinger. “Gordon’s deep operational expertise will provide the Board with valuable insights into the customer journey across complementary businesses, brand management, and accelerating the digital transformation of legacy enterprises. His addition will further enhance our Board’s robust strategic oversight as the company continues to grow its Medicare Advantage and CenterWell health care services businesses, drive operational efficiencies, and create seamless, personalized consumer experiences, all of which will position Humana to deliver sustainable shareholder value over the long term.”
His election brings the number of Humana directors to 12.

n e w s r e l e a s e
Exhibit 99.1

About Humana

Humana Inc. is committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

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